SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  / X /

Filed by a Party other than the Registrant  /   /

Check the appropriate box:

/   /   Preliminary Proxy Statement

/  /    Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

/ X /   Definitive Proxy Statement

/   /   Definitive Additional Materials

/   /   Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                         Fred Meyer, Inc.
- -----------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)

                         Fred Meyer, Inc.
- -----------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement
                  if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X /   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
        14a-6(i)(2) or Item 22(a)(2) of Schedule 14A

/   /   $500 per each party to the controversy pursuant to
        Exchange Act Rule 14a-6(i)(3)

/   /   Fee computed on table below per Exchange Act Rules
        14a-6(i)(4) and 0-11

        1) Title of each class of securities to which transaction applies:


             ---------------------------------------------------

        2) Aggregate number of securities to which transaction applies:


             ---------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
             Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)


             ----------------------------------------------------

        4)   Proposed maximum aggregate value of transaction:


             ----------------------------------------------------

        5)   Total free paid:


             ----------------------------------------------------

/   /   Fee paid previously with preliminary materials.

/   /   Check box if any part of the fee is offset as provided by
        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:


             ---------------------------------------------------

        2)   Form, Schedule or Registration Statement No.:


             --------------------------------------------------

        3)   Filing Party:


             ---------------------------------------------------

        4)   Date Filed:


             ---------------------------------------------------

                              FRED MEYER, INC.


          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, JUNE 27, 1996

TO THE SHAREHOLDERS OF FRED MEYER, INC.:

         The annual meeting of the shareholders of Fred Meyer, Inc., a Delaware corporation, will be held on Thursday, June 27, 1996 at 1:00 p.m., Pacific Time at the Fred Meyer Corporate Conference Center, 3500 S.E. 22nd Avenue, Portland, Oregon for the following purposes:

          1.   to elect a Board of Directors for the ensuing year; and

          2. to transact such other business as may properly come before the meeting and at any adjournment thereof.

         Only shareholders of record at the close of business on Wednesday, May 1, 1996 will be entitled to vote at the Annual Meeting.

         YOU ARE RESPECTFULLY REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. You may attend the meeting in person even though you have sent in your proxy, since retention of the proxy is not necessary for admission to or identification at the meeting.

                                   By Order of the Board of Directors



                                   Roger A. Cooke
                                   Senior Vice President, General Counsel
                                   and Secretary

Portland, Oregon
May 3, 1996

                              PROXY STATEMENT

         The mailing address of the principal executive offices of the Company is P.O. Box 42121, Portland, Oregon 97242. The approximate date this proxy statement and the accompanying proxy form are first being sent to shareholders is May 15, 1996.

         UPON WRITTEN REQUEST TO ROGER A. COOKE, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT WILL BE PROVIDED WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

                   SOLICITATION AND REVOCABILITY OF PROXY

         The enclosed proxy is solicited on behalf of the Board of Directors of Fred Meyer, Inc., a Delaware corporation, for use at the Annual Meeting of Shareholders to be held on June 27, 1996 and at any adjournment thereof. The Company will bear the cost of preparing and mailing the proxy, proxy statement, and any other material solicited by use of the mails. Officers and employees of the Company may also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

         Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Company, attention Roger A. Cooke, Senior Vice President, General Counsel and Secretary, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke his proxy and vote in person unless he wishes to do so. All valid, unrevoked proxies will be voted at the annual meeting.

                VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

         The Common Stock is the only authorized voting security of the Company currently outstanding. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is May 1, 1996. On that date there were 26,704,755 shares of Common Stock outstanding entitled to one vote per share. The Common Stock does not have cumulative voting rights.

         The following table shows ownership of shares of Common Stock of the Company on March 1, 1996, except as noted, by the only persons who, to the knowledge of the Board of Directors, beneficially owned more than 5% of the Common Stock, by certain executive officers of the Company and by all officers and directors as a group:

                                       Number of                  Approximate
Name                                   Shares(1)                    Percent
- ----                                   ---------                    -------
KKR Associates                       10,700,038(2)                   37.8%
9 West 57th Street
New York, NY 10019

Robert G. Miller                        386,842(3)                    1.4%

Cyril K. Green                          179,859(4)                     (5)

Curt Lerew, III                          94,300(3)                     (5)

Mary F. Sammons                         107,367(3)(6)                  (5)

Ronald J. McEvoy                         49,440(3)                     (5)

22 Executive Officers and            11,976,563(7)                   41.4%
Directors as a group

- ---------------

(1) Shares held directly with sole voting and sole investment power unless otherwise indicated.

(2) KKR Associates is a limited partnership of which Paul E. Raether, Michael W. Michelson and Saul A. Fox, directors of the Company, are three of twelve general partners. Jerome Kohlberg, Jr., a director of the Company, is a limited partner of KKR Associates. Shares shown as owned by KKR Associates are owned of record by FMI Associates Limited Partnership ("FMI Associates"), of which KKR Associates is the sole general partner and as to which it possesses 100% of the voting power and investment power. Messrs. Raether, Michelson and Fox beneficially own an additional 11,000, 4,000 and 6,000 shares, respectively. Shares shown as beneficially owned by KKR Associates include 1,566,441 shares which FMI Associates has the right to acquire pursuant to a presently exercisable option. See "Certain Transactions." The FMI Associates limited partnership agreement is, by its terms, to dissolve on December 31, 1996 unless amended by all of the limited partners to extend the term beyond such date. There can be no assurance that KKR Associates will have sole discretion regarding the disposition of such Common Stock, including public or private sales of such Common Stock, the distribution of such Common Stock to the limited partners of FMI Associates, or a combination of the foregoing. If shares of Common Stock are distributed to the limited partners of FMI Associates, each limited partner will thereafter have sole discretion with respect to its Common Stock.

(3) Includes 200,000, 80,000, 45,000 and 79,796 shares for Messrs. Miller, Lerew and McEvoy and Ms. Sammons, respectively, subject to options that are currently exercisable or become exercisable within 60 days of March 1, 1996.

(4) Number of shares owned on February 3, 1996, the date Mr. Green retired from the Company.

(5)  Less than 1%.

(6) Includes 581 shares held by Ms. Sammons' spouse for which beneficial ownership is disclaimed.

(7) Includes 2,221,055 shares subject to options that are currently or become exercisable within 60 days of March 1, 1996. Includes 9,159,944 shares for which beneficial ownership is disclaimed.

                           ELECTION OF DIRECTORS

         The directors of the Company are elected at the Annual Meeting in June to serve for one year and until their successors are elected. The nominees for director are listed below together with certain information about each of them.

    Name and Year             Principal Occupation                            Number of
       Elected                    or Position                                Shares Held             Approximate
      to Board                    with Company                Age         on March 1,1996(1)            Percent
      --------                    ------------                ---         ------------------            -------
James J. Curran               Retired Executive                56                    200               less than
(1996 nominee)                Committee Member of                                                          1%
                              First Interstate Bancorp

Saul A. Fox                   General Partner,                 42             10,706,038                 37.9%
(1986)                        Kohlberg Kravis
                              Roberts & Co.

A. M. Gleason                 Retired Chief Executive          65                 25,908(2)            less than
(1992)                        Officer of PacifiCorp                                                        1%

Jerome Kohlberg, Jr.          General Partner,                 70                     --                   --
(1981)                        Kohlberg & Co.

Roger S. Meier                President,                       70                 19,508(3)            less than
(1985)                        AMCO, Inc.                                                                   1%

Michael W. Michelson          General Partner,                 44             10,704,038(4)               37.9%
(1981)                        Kohlberg Kravis
                              Roberts & Co.

Robert G. Miller              Chairman of the Board            51                386,842                   1.4%
(1991)                        and Chief Executive
                              Officer of the Company

Paul E. Raether               General Partner,                 49             10,711,038(5)               37.9%
(1986)                        Kohlberg Kravis Roberts
                              & Co.
- --------------

     (1) Shares held directly with sole voting and sole investment power unless otherwise indicated. See "Voting Securities and Principal Shareholders."

     (2) Includes 1,300 shares owned by Mr. Gleason's spouse as to which beneficial ownership is disclaimed. Also includes 804 shares subject to the Non-Employee Directors Stock Compensation Plan.

     (3) Includes 5,000 shares owned by Mr. Meier's spouse and 2,500 shares owned by a family partnership of which Mr. Meier is general partner. Beneficial ownership is disclaimed as to such shares. Also includes 804 shares subject to the Non-Employee Directors Stock Compensation Plan.

     4) Includes 2,334 shares owned by a family trust. Also includes 1,666 shares owned by a family trust as to which ownership is disclaimed.

     (5) Ownership is disclaimed as to 11,000 shares, which are owned by a family trust.

         Mr. Curran retired from First Interstate Bancorp in April, 1996. At the time of his retirement he was a member of the Executive Operating Committee of First Interstate Bancorp and Chairman and Chief Executive Officer of First Interstate Bank-Northwest Region. Mr. Curran is a director of Coeur d'Alene Mines Corp.

         Mr. Fox became a general partner of Kohlberg Kravis Roberts & Co. ("KKR") in 1990 and prior to that time had been an executive of KKR since June 1984. Mr. Fox is a director of American Re Corporation and Union Texas Petroleum Holdings, Inc.

         Mr. Gleason retired from PacifiCorp, a diversified public utility, on May 1, 1995. At the time of his retirement he was Vice Chairman of PacifiCorp, having previously served as its President and Chief Executive Officer. Prior to that time he served as Chairman and Chief Executive Officer of Pacific Telecom, Inc., a PacifiCorp subsidiary. Mr. Gleason is a director of Tektronix, Inc., Blount, Inc. and Comdial Corporation and President of the Port of Portland.

         Mr. Kohlberg was a general partner of KKR from its organization in 1976 until 1987 when he became a limited partner. He has been a general partner of Kohlberg & Co., a privately owned merchant banking enterprise, since its organization in 1987. Mr. Kohlberg is a director of ABT Building Products Corporation.

         Mr. Meier has been president and chief executive officer of AMCO, Inc., a privately owned investment enterprise, for more than the last five years. Mr. Meier is a director of Key Bank of Oregon and Red Lion
Properties, Inc. and a trustee of Acorn Investment Trust.

         Mr. Michelson has been associated with KKR since July 1981 and has been a general partner since January 1987. Mr. Michelson is a director of Auto Zone, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc., Union Texas Petroleum Holdings, Inc., Red Lion Hotels, Inc. and Red Lion Properties, Inc.

         Mr. Miller became Chairman of the Board and Chief Executive Officer of the Company in August 1991. Prior to that time he was employed by Albertson's Inc., where his most recent positions were Executive Vice President of Retail Operations from 1989 to 1991 and Senior Vice President and Regional Manager from 1985 to 1989. Mr. Miller is a director of PacifiCorp.

         Mr. Raether has been a general partner of KKR since April 1986. Mr. Raether is a director of Bruno's Inc., Duracell International Inc., IDEX Corporation, The Stop & Shop Companies, Inc., Flagstar Companies, Inc. and Flagstar Corporation.

         Further information with respect to Messrs. Fox, Kohlberg, Michelson and Raether is set forth in "Voting Securities and Principal Shareholders" and "Certain Transactions."

         The Board of Directors met six times during the last fiscal year. Each director (except for Messrs. Fox and Kohlberg) attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee of which the director was a member for the period during which such director served. Directors who are not employees of the Company receive an annual fee of $22,500 unless such director participates in the Non-Employee Directors Stock Compensation Plan. Directors who participate in the Non-Employee Directors Stock Compensation Plan receive an annual fee of $10,000. Under the Non-Employee Directors Stock Compensation Plan, the balance of the current annual fee is paid in the Company's Common Stock. Participants are awarded $62,500 worth of the Company's Common Stock every five years. Participants having fewer than five years of service remaining before reaching retirement age receive stock awards equivalent to $12,500 for each remaining year. Shares awarded under this plan are subject to forfeiture over the five-year period following the award (or shorter period to retirement) if the recipient ceases to be a director. The shares awarded under the plan are purchased in the market with funds supplied by the Company, and the certificates are then held by the Company until the forfeiture restrictions lapse. Directors have voting and dividend rights with respect to the shares.

         Directors who are not employees of the Company also receive a fee of $500 per board or committee meeting attended. The current standing committees of the Board of Directors are as follows:

     -- The Board of Directors has an Executive Committee consisting of Robert G. Miller (Chairman), Roger S. Meier and Michael W. Michelson. There were no meetings of the Executive Committee held in 1995. The Executive Committee has the authority to act for the Board of Directors of the Company between meetings of the Board to the full extent permitted by the Delaware General Corporation Law.

     -- The Board of Directors has an Audit Committee consisting of A. M. Gleason (Chairman) and Roger S. Meier. The Audit Committee met three times during 1995. It reviews the planned scope and results of the annual audit, confers with the independent auditors and reviews their recommendations with respect to accounting, internal controls and other matters, and confers with Company finance, accounting and internal audit personnel.

     -- The Board of Directors has a Compensation Committee consisting of Roger S. Meier (Chairman), Saul A. Fox and Michael W. Michelson. It met three times during 1995. The Board of Directors has delegated the authority to administer the Company's stock incentive plans and other compensation matters to the Compensation Committee.

         The shares represented by each proxy will be voted with respect to the election of the nominees in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for the election of the nominees and in accordance with this proxy statement on any other business that may properly come before the meeting. If for some unforeseen reason any of the nominees should not be available as a candidate for director, the number of directors constituting the Board of Directors may be reduced prior to the meeting or the proxies may be voted for such other candidate or candidates as may be nominated by the Board of Directors, in accordance with the authority conferred in the proxy.

         Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote at the Annual Meeting if a quorum is present. Abstentions are counted for purposes of determining whether a quorum exists at the Annual Meeting, but have no effect in the determination of whether a plurality exists with respect to a given nominee.

                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth compensation paid to the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during each of the last three fiscal years.

                                         Annual Compensation                Long Term Compensation
                               -------------------------------------  ----------------------------------
                                                                              Awards           Payouts
                                                                      ------------------------ ---------
                                                                                  Securities  Long-Term
     Name and                                               Other     Restricted  Underlying   Incentive       All
     Principal                                             Annual       Stock       Options      Plan         Other
     Position          Year    Salary(1)    Bonus(1)    Compensation    Awards   (# of Shares)  Payouts   Compensation(2)
- ------------------     ----    ---------    --------    ------------    ------   -------------  -------   ---------------
Robert G. Miller       1995     597,115     $ 86,250          --           --            --      $8,072       $56,026
  Chairman of the      1994     555,481           --          --           --            --          --        63,831
  Board and Chief      1993     531,634      212,654     $55,008(3)        --            --          --        36,893
  Executive Officer

Cyril K. Green         1995     335,000       32,760          --           --            --      12,405        44,473
  President and        1994     306,258           --          --           --            --          --        47,135
  Chief Operating      1993     297,875       83,405          --           --            --          --        20,549
  Officer(4)

Curt A. Lerew, III     1995     280,705       24,438          --           --        25,000       3,736        40,682
  Senior Vice          1994     249,327        6,000          --           --            --          --        41,898
  President            1993     242,006       60,859          --           --            --          --        14,478

Mary F. Sammons        1995     281,538       24,438          --           --        25,000       7,334        39,905
  Senior Vice          1994     251,635           --          --           --            --          --        40,497
  President            1993     225,481       43,100          --           --            --          --        13,293

Ronald J. McEvoy       1995     237,692       19,242          --           --        10,000       3,736        37,835
  Senior Vice          1994     219,538           --          --           --            --          --        39,486
  President            1993     211,538       54,546          --           --            --          --        12,263

- ------------------

     (1) Includes compensation deferred at the election of the executive under the Company's Profit Sharing Plan and under the Company's Excess Deferral Plan. Under the Company's Profit Sharing Plan, officers and other employees of the Company may elect to defer up to the lesser of $9,240 or 15% of their compensation, subject to limitations under the Internal Revenue Code. Amounts under these plans are generally paid to employees upon retirement.

     (2) Amounts shown for the fiscal year 1995 consist of: (i) Company contributions of $24,956, $13,969, $11,936, $11,833 and $9,920
           to the above-named executive officers, respectively, under the Profit Sharing Plan and Excess Deferral Plan, (ii) $6,070, $5,504, $3,746, $3,072, and $2,915 paid by the Company to the above-named executive officers, respectively, as premiums under its Long-Term Disability Plan; and (iii) $25,000 for each named executive officer paid by the Company for life insurance under the Supplemental Income Plan.

     (3)   Consists primarily of relocation expenses.

     (4)   Mr. Green retired from the Company on February 3, 1996.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information as to options to purchase Common Stock granted to certain executive officers during 1995 pursuant to the Company's 1990 Stock Incentive Plan. No SARs were granted during 1995.

                                   Individual Grants                                       Potential Realizable
                      --------------------------------------------                           Value at Assumed
                       Number of      Percentage of                                        Annual Rates of Stock
                      Securities      Total Options                                       Price Appreciation for
                      Underlying       Granted to       Exercise                               Option Term(3)
                        Options         Employees         Price         Expiration      -------------------------
       Name           Granted(1)     in Fiscal Year   Per Share(2)         Date               5%            10%
       ----           ----------     --------------   ------------    --------------    -----------    ----------
Robert G. Miller           --               --             --               --               --             --

Cyril K. Green             --               --             --               --               --             --

Curt A. Lerew, III       25,000           5.52%         $25.875          July 2005       $406,816      $1,030,952

Mary F. Sammons          25,000           5.52           25.875          July 2005        406,816       1,030,952

Ronald J. McEvoy         10,000           2.21           25.875          July 2005        162,726         412,381

- ---------------

     (1) Options were granted for the numbers of shares indicated at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options, which have terms of ten years, become exercisable as follows: 20% per year on the first five anniversaries of the original grant date. If the employment of any of the three optionees is terminated within one year after a change in control of the Company, the options held by such optionee become exercisable free of any limitation on the number of shares with respect to which the option may be exercised.

     (2) Subject to certain conditions, the exercise price and tax withholding obligations related to exercise may be paid by delivery of previously acquired shares of Common Stock.

     (3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission for the maximum option term of 10 years and therefore are not intended to and may not accurately forecast possible future appreciation, if any, of the Company's Common Stock price.

STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES.

         The following table indicates (i) stock options exercised by certain executive officers during 1995, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of February 3, 1996, and
(iii) the value of "in-the-money" options, which represents the positive spread between the exercise price of existing stock options and the year-end price of the Common Stock.

                                                                   Number of                        Value of
                                                             Securities Underlying          Unexercised In-the-Money
                                                           Unexercised Options Held               Options Held
                                                              at February 3, 1996               at February 3, 1996
                    Shares Acquired                       --------------------------     --------------------------------
      Name            on Exercise     Value Realized      Exercisable  Unexercisable     Exercisable(1)  Unexercisable(1)
      ----          ---------------   --------------      -----------  -------------     --------------  ----------------
Robert G. Miller          --                --              200,000         100,000          $100,000         $50,000

Cyril K. Green            --                --                 --              --                --               --

Curt A. Lerew, III        --                --               80,000          45,000              --               --

Mary F. Sammons           --                --               79,796          25,000           667,192             --

Ronald J. McEvoy        15,000           $206,250            45,000          15,000           236,250           26,250

- --------------

     (1)  Calculated based on the February 2, 1996 stock price of $22.25.

LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

         The following table provides information regarding incentive awards granted to the executive officers under the Company's Capital Bonus Plan (the "Capital Bonus Plan") for 1995. Under the Capital Bonus Plan, 20% of the annual bonus an individual officer would earn at the Company's bonus plan targeted goals for pre-tax income, control of net inventory (inventory less accounts payable), operational income, and/or departmental expenses are deferred and held in a Company account, to be paid to the officer based upon a defined distribution formula that compares actual retail cash flows to projected retail cash flows for new stores and major remodels with capital expenditure budgets that exceed $1,000,000 each. The amount paid out will be based on actual results achieved, measured by the aggregate cash flow for all projects, plus interest earnings based on the Company's average borrowing rate.

                         Number of          Performance                      Estimated Future Payouts
                       Shares, Units      or Other Period               under Non-Stock Price-Based Plans
                         or Other        Until Maturation       -------------------------------------------------
      Name                 Rights            or Payout(1)       Threshold(2)(5)    Target(3)(5)     Maximum(4)(5)
      ----                 ------            ------------       ---------------    ------------     -------------
Robert G. Miller              --                 4/98                 $0               $28,750         $57,500
                                                 4/99                  0                28,750          57,500

Cyril K. Green                --                 4/98                  0                10,920          21,840
                                                 4/99                  0                10,920          21,840

Curt A. Lerew, III            --                 4/98                  0                 8,146          16,292
                                                 4/99                  0                 8,146          16,292

Mary F. Sammons               --                 4/98                  0                 8,146          16,292
                                                 4/99                  0                 8,146          16,292

Ronald J. McEvoy              --                 4/98                  0                 6,414          12,828
                                                 4/99                  0                 6,414          12,828
- --------

     (1) Payments will be made after the end of the second and third full years' operations after a remodel/new store is in service. Fifty percent (50%) of the participant's investment in the deferred account will be paid out in the third year following the year in which the investment was set aside and the balance will be paid out in the fourth year.

     (2) Cash flows of 90% of the projected cash flow entitle the officer to a 50% payout; the Board of Directors has discretion to determine payouts when cash flows are less than 90%, which could be zero.

     (3) The target award is 20% of a participant's annual bonus earned at bonus plan targeted pretax income, control of net inventory (inventory less accounts payable), operational income, and/or departmental expense determined by multiplying the individual's base salary by a pre-approved bonus percentage.

     (4) Cash flows of 120% of the projected cash flow entitle the participant to a 200% payout.

     (5) Excludes the amount of interest earned, which will be determined based on the Company's average borrowing rate.

RETIREMENT BENEFITS.

         The Company has adopted a nonqualified Supplemental Income Plan to provide supplemental retirement and death benefits to key executive employees. The plan is administered by the Compensation Committee. Any key executive of the Company who holds a position of Senior Vice President or higher is eligible to participate in this plan. The Committee selects participants from those eligible employees recommended by the Company's Chief Executive Officer. A participant is entitled to receive full benefits under the Supplemental Income Plan upon normal retirement by termination of employment after age 62. A participant is also entitled to receive reduced benefits if the participant voluntarily terminates his or her employment, is terminated without cause or dies before age 62. The normal retirement benefit under the Supplemental Income Plan is a projected annual amount, to be paid in equal monthly installments for 15 years, based upon the estimated cash surrender value, less the premiums paid and other expenses of the Company, of a Company-owned life insurance policy purchased on the life of the executive. The actual benefit will vary from the projected benefit based on actual dividend experience. The Company guarantees each participant a minimum benefit equal to at least 60 percent of the projected benefit. Based on certain assumptions, the projected annual benefits payable to Messrs. Miller, Lerew and McEvoy and Ms. Sammons upon retirement at normal retirement age would be $63,000, $102,400, $102,400 and $96,250, respectively. Mr. Green, who retired from the Company at the end of 1995, was not a participant in the Supplemental Income Plan. In lieu of participation, the Company paid the premiums, in amounts substantially equal to those which would have been paid under the Supplemental Income Plan, on a split life insurance policy for Mr. Green. The Company retains an interest in the policy equal to the premiums it has paid.

         The Company has agreed to pay certain benefits to Mr. Miller in connection with his employment, including certain death, disability, retiree medical and retirement benefits. In the event of his termination for any reason other than cause, death or permanent disability, Mr. Miller is entitled to payment of two years of compensation at his then-current, annual salary (payable without interest). Assuming Mr. Miller retires at age 62, he will be entitled to receive an additional monthly retirement benefit of $10,805 for the remainder of his life.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

         The Compensation Committee of the Board of Directors (the "Committee") is composed of three outside directors and, pursuant to authority delegated by the Board, determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

         The Company's objectives for executive compensation are to (i) attract and retain key executives important to the long term success of the Company; (ii) reward executives for performance and enhancement of shareholder value; and (iii) align the interests of the executive officer with the success of the Company by making a portion of the compensation based upon corporate performance.

         Section 162(m) of the Internal Revenue Code of 1986 generally disallows a federal income tax deduction to the Company for compensation over $1,000,000 paid to any of the Company's chief executive officer and four other most highly compensated executive officers unless such compensation is payable only on account of the attainment of one or more performance goals determined by a Board committee such as the Compensation Committee and otherwise qualifies as performance based pursuant to Section 162(m). The levels of salary and bonus paid by the Company for fiscal 1995 did not exceed the $1,000,000 limit.

         The Compensation Committee's policy with respect to the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue code is to qualify such compensation for deductibility where practicable. In this regard, the Company amended the 1990 Stock Incentive Plan last year to impose an individual limit on the maximum number of stock option shares which may be granted to participants to ensure that compensation resulting from stock option exercises by the Chief Executive Officer and the other four most highly compensated proxy-named executives will be tax deductible by the Company.

         Executive Officer Compensation Program. The primary components of the Company's executive officer compensation program are base salary, annual bonus plan, and long term incentive compensation in the form of stock options and capital bonus plan.

         Base salary levels for the Company's executive officers are set relative to companies of similar size in the retail industry and other companies in the Pacific Northwest. In determining salaries, the Company also takes into account individual experience, job responsibility and performance.

         The Company's Bonus Plan is an annual incentive program for executive officers, department and group managers and other selected employees of the Company. The purpose of the Bonus Plan is to provide a direct financial incentive in the form of an annual cash bonus to executives to achieve predetermined departmental and Company financial goals. Target bonuses are set for each executive officer as a percentage of base compensation. The target bonus percentage depends upon level of responsibility within the Company. In fiscal 1995, the financial measure of performance under the Plan for the Company was pretax income and, to a lesser extent, control of net inventory. Department performance is determined in relation to pre-established targets for store contribution income and control of net inventory and for departmental operational income or expense. Generally, no bonus is paid under the Bonus Plan if threshold levels for Company, store or department performance are not achieved. Twenty percent of the annual bonus payable to each executive officer at bonus plan targeted pretax income, net inventory, operational income, and/or departmental expense is withheld pursuant to the Company's Capital Bonus Plan. The Capital Bonus Plan provides for amounts to be paid to executive officers based upon the comparison of actual cash flow to projected cash flow for new stores and major remodeling projects over the three years following construction. Depending upon cash flow results, officers may receive nothing or up to twice the amount withheld under the Capital Bonus Plan, plus earnings on the deferred amount. For fiscal 1995, threshold levels for executive officers were not achieved. The Compensation Committee determined to award executive officers bonuses equal to 50% of the amount that would have been paid under the Bonus Plan if threshold levels had been achieved. A portion of the bonus payable to each officer was withheld in accordance with the terms of the Capital Bonus Plan.

         The Company's stock option program is intended as a long term incentive plan for executives, managers and selected salaried employees of the Company. The objectives of the program are to align employee and shareholder long term interests by creating a strong direct link between compensation and shareholder value. The Company's Stock Incentive Plan authorizes the Committee to award stock options to executive officers and other employees of the Company. Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the day preceding the date of grant. Options generally become exercisable to the extent of 25 or 20 percent of the grant on the anniversary date of the grant for the four or five succeeding years. Stock options generally have 10-year terms and terminate shortly after termination of employment. The amount of stock option grants for an individual depends upon his/her level of responsibility and position in the Company.

         Compensation of the Chief Executive Officer. The compensation of the Chief Executive Officer of the Company was determined by negotiation of an employment agreement at the time of his employment in September 1991. The agreement was amended in 1994. The employment agreement provides that Mr. Miller receive an annual salary and be eligible for an annual bonus in an amount up to 100 percent of his annual salary based upon the achievement of financial objectives approved by the Board of Directors. The employment agreement also provides for disability, pension, and severance benefits, the amount of which will depend upon the term of Mr. Miller's employment with the Company. Pursuant to the employment agreement, the Compensation Committee of the Board of Directors reviewed and increased the Chief Executive's base salary in 1992, 1993 and 1994. The Chief Executive's current annual base salary is $575,000. The factors considered by the Committee in approving the increases were (1) the achievement of the goals that the Board had established for the Company's management, including goals for operating profit, performance relative to competitors and new and remodeled store development, (2) the contribution made by the Chief Executive in establishing the long-term strategic and business plan of the Company, including the establishment and achievement of organizational and management development goals, (3) enhancement of shareholder value during the prior year and (4) levels of compensation paid to other senior executives in the industry.


              Roger S. Meier, Chairman
              Saul A. Fox
              Michael W. Michelson

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

         The following graph provides a comparison of the five year cumulative total shareholder return on (i) the Company's Common Stock, (ii) the S&P Retail Stores Composite Industry Index, in each case assuming the reinvestment of any dividends, and (iii) the S&P 500 Index.

[graphic line chart]

                                          1991       1992       1993       1994       1995       1996
                                          ----       ----       ----       ----       ----       ----
FRED MEYER, INC.                         $100.00    $201.85    $240.74    $272.22    $240.74    $162.04
S&P 500 INDEX                             100.00     122.69     135.67     153.14     153.96     213.48
S&P RETAIL STORES COMPOSITE INDEX         100.00     139.73     166.79     160.75     148.85     160.50

         The graph assumes that $100 was invested on January 31, 1991 in Company Common Stock, the S&P 500 Index and the S&P Retail Stores Composite Industry Index, and that all dividends were reinvested.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, the Company believes that during the fiscal year ended February 3, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.


                            CERTAIN TRANSACTIONS

RELATIONSHIP WITH PROPERTIES

         At February 3, 1996, the Company leased or subleased 21 of its locations (land, buildings, and improvements) from Real Estate Properties Limited Partnership (formerly Fred Meyer Real Estate Properties, Ltd.), an Oregon limited partnership ("Properties"). At March 21, 1996, Cyril K. Green, President of the Company, held approximately .7% of the aggregate Class A limited partnership interests in Properties and Metropolitan Life Insurance Company (the "Institutional Investor") held approximately 70.9% of the aggregate Class A limited partnership interests in Properties. Class A limited partners are entitled to a cumulative 10.25% annual return on their adjusted capital contributions; an annual distribution of 45% of certain funds of Properties available after payment of certain expenses, interest on indebtedness, and the fixed current return to the Class A limited partners; 45% of other distributions (other than Properties' final distribution), including distributions of the net proceeds realized by Properties from any sale of its properties after payment of a pro rata share of returns of capital; and allocations for income tax purposes of various items arising from the operation of Properties.

         Mr. Green also holds approximately 5% of the limited partnership interests in FMGP Associates, an Oregon limited partnership, and the general partner of Properties. KKR Associates holds 66% of the limited partnership interests in FMGP Associates and the general partner of FMGP Associates, FMGP Incorporated, holds 1% of the partnership interests in FMGP Associates. Messrs. Raether, Michelson, and Fox are three of the eight general partners, and Mr. Kohlberg is a limited partner of KKR Associates. Messrs. Raether, Michelson, and Kohlberg are shareholders of FMGP Incorporated, a Delaware corporation. See "Voting Securities and Principal Shareholders." As general partner of Properties, FMGP Associates is entitled to an annual distribution of 15% of certain funds of Properties available after payment of certain expenses, interest on indebtedness, and the fixed current return to the Class A limited partners; 15% of other distributions (other than Properties' final distribution), including distributions of the net proceeds realized by Properties from any sale of its properties after payment of a pro rata share of returns of capital; and allocations for income tax purposes of various items arising from the operations of Properties. KKR Associates is entitled to 99% and FMGP Incorporated is entitled to 1% of an annual priority allocation and special distribution from Properties, which for calendar year 1995 was $402,628, and which will remain at that level for subsequent years.

         The following table sets forth the approximate cash distributions and allocations of taxable income and losses (including priority allocations) from Properties to its partners for the 1995 partnership year (including certain amounts paid after year-end relating to such year):

                                                            Calendar Year 1995
                                                            ------------------
Cash distributions:
     Total                                                       $14,402,600
     Mr. Cyril Green                                                 178,000
     KKR Associates and KKR                                        1,260,700
     The Institutional Investor                                    5,843,800

Allocation of taxable income:
     Total                                                       $19,124,900
     Mr. Cyril Green                                                 124,300
     KKR Associates and KKR                                          888,300
     The Institutional Investor                                    9,273,243

         Net lease payments made by the Company to Properties for the year ended February 3, 1996 were approximately $15,607,000. Leases between the Company and Properties require the Company to pay all property taxes and certain other amounts relating to the right to use the properties leased to the Company. Such property taxes paid by the Company during the year ended February 3, 1996 amounted to approximately $2,017,000.

         The Company leased two properties directly from two companies under common control with Properties for the year ended February 3, 1996. Rents and property taxes paid under these leases for the year totaled approximately $2,333,000 and $247,000, respectively.

         The Institutional Investor owns 36 properties which are leased to the Company. The Institutional Investor is an investor in FMI Associates and a limited partner of Properties and purchased these 36 properties from Properties in 1986 and 1987. At March 1, 1996 the Institutional Investor held a 29.1% Class 1 limited partnership interest and all of the Class 2 partnership interest in FMI Associates. The FMI Associates partnership agreement provides generally that (i) each Class 1 limited partner is entitled to a pro rata distribution upon the sale of the Company's Common Stock by FMI Associates determined on the basis of the shares sold plus approximately 85% of the gain realized on the sale of the shares and (ii) the Class 2 limited partner, upon the sale of the FMI Associates option or option shares, is entitled to a distribution in an amount equal to the basis of the option or option shares plus 85% of the gain realized on the sale of the option or option shares. See "Voting Securities and Principal Shareholders." Under the leases for the 36 properties purchased from Properties in 1986 and 1987, the Company paid approximately $46,070,000 during the year ended February 3, 1996. Property taxes paid by the Company under these leases during this period were approximately $5,512,000.

         During 1995, the Company agreed with Properties and companies under common control with Properties to terminate leases, expiring in years ranging from 2012 to 2015, on three retail store locations in the Portland Metropolitan area and to purchase the fee interests in such locations. The purchase price for the properties aggregated approximately $24,600,000 and was determined on the basis of discounted rental obligations for the remaining terms of the leases. The amount of the purchase price was negotiated by Mr. Miller and approved by the disinterested members of the Board of Directors. The acquisition was consummated in May 1995. The Company has the right to acquire seven additional properties from Properties and an affiliated company under certain circumstances.

         In December 1981, the Company and Properties agreed to guarantee certain of the other's liabilities assumed from the predecessor of the Company. This guarantee remains outstanding; however, to date the Company has not been required to make payment on any obligations assumed by Properties. The transactions discussed herein were on terms believed by the Board of Directors of the Company to be fair to the Company and no less favorable than the Company could have obtained with an unrelated party. The renegotiation, from time to time, of leases by the Company is in the ordinary course of the Company's business.


                            INDEPENDENT AUDITORS

         Deloitte & Touche LLP audited the Company's financial statements for the year ended February 3, 1996. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board of Directors has selected Deloitte & Touche LLP as auditors for the current fiscal year.


                          DISCRETIONARY AUTHORITY

         While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.


                           SHAREHOLDER PROPOSALS

         Any shareholder proposals to be considered for inclusion in proxy material for the Company's June 1997 annual meeting must be received at the principal executive offices of the Company no later than January 16, 1997.


                                   By Order of the Board of Directors



                                   Roger A. Cooke
                                   Senior Vice President, General Counsel
                                   and Secretary


May 3, 1996

                             FRED MEYER, INC.

                       Annual Meeting, June 27, 1996
                       Proxy/Voting Instruction Card

     I appoint Robert G. Miller, Kenneth Thrasher and Roger A. Cooke, individually and together, proxies with full power of substitution, to vote all of my Fred Meyer, Inc. common stock at the Annual Meeting of Shareholders to be held at the Fred Meyer Corporate Conference Center, 3500 S.E. 22nd Avenue, Portland, Oregon, on Thursday, June 27, 1996 at 1:00 p.m. and at any adjournment thereof; with all powers that I would possess if personally present.

     YOUR VOTE IS IMPORTANT. PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.


                           Fold and Detach Here

- -----------------------------------------------------------------------------
                  PROXY/VOTING INSTRUCTION CARD         / X / Please mark
                                                              your votes
                                                              as indicated
                                                              in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1


Item 1--Election of Directors
        NOMINEES:  James J. Curran, Saul A. Fox, A.M. Gleason,
        Jerome Kohlberg, Jr., Roger S. Meier, Michael W. Michelson, Robert G. Miller and Paul E. Raether

                     FOR      WITHHELD FOR ALL
                    /   /          /   /

To withhold authority to vote for any individual, draw a line through that nominee's name in the list provided.

Item 2--In their discretion, upon any and all such other matters as may come before this meeting or any adjournment thereof.

                                             COMMENTS/ADDRESS CHANGE   /  /
                                             Please mark this box if you
                                             have written comments/address
                                             change below


Signature(s) _________________________________________ Date _______________

Please sign exactly as name(s) appear(s) hereon. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate in signing. If the shareholder is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign. Date and promptly return this card in the envelope provided.

                           Fold and Detach Here